FOR IMMEDIATE RELEASE

Stanley Works Reports 3rd Quarter Earnings Of 76¢ Per Fully Diluted Share And Increases Full Year Estimates

New Britain, Connecticut, October 18, 2004 ... The Stanley Works (NYSE: SWK) announced that third quarter 2004 net income from continuing operations was $64 million (76¢ per fully-diluted share), surpassing the company’s estimates of approximately 70¢ per fully-diluted share provided in July, as strong organic sales growth continued throughout the quarter.

These results compare with earnings of $37 million (46¢ per fully-diluted share) from continuing operations in the third quarter of 2003; such prior year results included pre-tax restructuring costs, impairment charges and other exit costs totaling $17 million pre-tax, or 14¢ per fully diluted share. Aside from these costs, prior year earnings per fully diluted share from continuing operations were 60¢.

Net sales from continuing operations were $791 million, up 19% over last year. Excluding the effects of recent acquisitions (CST / Berger, Blick plc and Frisco Bay Industries) sales increased 10%. Strong demand continued from home center and mass merchant customers; industrial tool sales benefited again from favorable market conditions, improved execution in several businesses and higher pricing; Security Solutions revenues increased primarily due to recent acquisitions and continued benefit of share gains in the access door business. European and Asian revenue also benefited from currency translations.

John F. Lundgren, Chairman and Chief Executive Officer, stated: “Our team delivered another solid performance, executing our strategy and achieving strong revenue growth, earnings and cash flow. Our consumer hand tools business and eight Industrial Tools and Security Solutions business units – fastening systems, industrial mechanics tools, industrial storage, specialty tools, laser measuring, assembly technologies, hydraulic tools, and access technologies – achieved double-digit percentage organic sales increases this quarter.

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Free cash flow (cash from operations less capital expenditures) was $85 million, exceeding net income despite increased seasonal working capital requirements in a period of continued strong sales volume growth.

Mr. Lundgren added: “The strong free cash flow reflects the exceptional cash generating capabilities of the company. This quarter we reduced total debt by $46 million, resulting in its decline to 40% of total capitalization (debt plus equity) from 43% at the beginning of the quarter. We are on target to achieve our deleveraging goals this year and for capitalizing on further acquisition opportunities over the longer term.”

Gross profit from continuing operations was $288 million, or 36.3% of sales, versus $227 million or 34.2% last year. Thus an improvement of 210bps was realized, attributable to the carryover benefit of 2003 restructuring programs, volume leverage, the inclusion of higher-margin acquired businesses and favorable pricing and product mix. These benefits were partially offset by significantly higher steel costs and other inflation.

Selling, general and administrative (“SG&A”) expenses from continuing operations were $179 million or 22.6% of sales, similar to the immediately prior second quarter level of $177 million or 22.3% of sales.

Operating income was $109 million versus $84 million last year and operating margins were 13.8% versus 12.7% last year, excluding prior year impairment charges and other exit costs referred to above.

Other-net expenses of $11 million, versus $8 million excluding charges last year, increased principally due to $3 million of incremental amortization of acquired intangibles and $1 million of unfavorable currency impact, partially offset by other items. The effective income tax rate on continuing operations was 29% in the quarter, consistent with last year’s third quarter on a basis excluding charges.

The company reports results in three business segments – Consumer Products, Industrial Tools and Security Solutions. In the third quarter of 2004, Consumer Products sales increased 6% to $296 million, due to the aforementioned strength in home center and mass merchant channels in the U.S. and favorable currency impacts in Europe. Pricing represented 2% of the sales increase, currency 3% and volume 1%. Operating margin was 14.7% versus 14.1% last year, due primarily to favorable price, mix and operating leverage from higher sales volumes, offset by the previously mentioned commodity cost inflation.

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Industrial Tools sales increased 22% to $323 million. Excluding CST/Berger, acquired in the first quarter of 2004, Industrial Tools organic sales increased 17% to $309 million. Pricing represented 6% of the sales increase, currency 1% and volume 10%. Market conditions and strong execution in a number of the business units – especially fastening systems, industrial mechanics tools, hydraulic tools, specialty tools and assembly tools – brought about the improvement. Mac Tools revenues increased 2% after declining slightly in the second quarter, as traditional distributor additions and higher route average sales completely offset the anticipated decline from last year’s Mac Direct exit. Exclusive of impairment charges and exit costs incurred in the prior year, third quarter Industrial Tools operating margin improved to 10.7% vs. 7.2% in 2003 due to higher volume, substantial improvement in the margin performances of Mac Tools and industrial mechanics tools, and the inclusion of CST/Berger.

Security Solutions sales increased 40% to $171 million. Excluding Blick plc and Frisco Bay Industries, acquired in the first quarter of 2004, Security Solutions organic sales increased 5% to $129 million, on exceptional strength in the supply and service of automatic commercial door systems in Access Technologies. Best Access Systems sales volume was virtually unchanged from third quarter 2003 levels, while incoming orders increased 10%, reflecting a shift in mix toward longer order cycle electronic access systems. Segment operating margin increased to 17.9% from 16.2% in the second quarter, as most businesses within the segment achieved expected gains.

Management also updated earnings estimates for 2004, projecting total sales growth of 10% and organic sales growth, aside from effects of acquisition and divestiture activity, of 1-2% in the fourth quarter of 2004. This organic sales growth estimate considers the effect of a fiscal calendar anomaly – a 13-week fourth quarter this year versus a 14-week quarter last year – and a more difficult comparison against last year’s unusually strong fourth quarter sales volume. For the full year 2004, total sales growth of approximately 18%, including organic sales growth of approximately 10%, are projected.

Fourth quarter 2004 earnings from continuing operations are expected to approximate 70¢ per fully diluted share, on a basis excluding charges. The effect of commodity inflation, which stabilized during the quarter, is expected to total $70-75 million in the year 2004, of which approximately 60% is expected to be offset with related price increases achieved in part due to the strength of our brands.

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Management increased its full year 2004 earnings guidance (previously $2.75-$2.85 per fully diluted share from continuing operations) to approximately $2.89 per fully diluted share.

Actual results and guidance provided above do not reflect the treatment of Home Décor as a discontinued operation, which is expected to occur when certain contractual conditions are satisfied. As detailed in a previously-issued press release, annual sales of the Home Décor business are approximately $150 million. Going forward, the net effect of its sale and the benefits of outsourcing the Mac Advantage financing program will be lower earnings of approximately 8¢ per fully diluted share annually. Following the Home Décor divestiture, the company intends to take steps to reduce overhead costs and to pursue further acquisitions, one of the objectives of which would be to more than offset the 8¢ lost earnings contributions from these dispositions in 2005.

Mr. Lundgren noted: “We are approaching the completion of a year highlighted by nearly 20% sales growth, almost 200bp operating margin improvement and 35% earnings growth from continuing operations on a basis excluding charges, an estimated $300 million plus of free cash flow, the successful integrations of three acquisitions and the advancement of our portfolio shift strategy. However, we will not rest on these accomplishments as there is much more to be done here at Stanley. The strength of our business portfolio and level of recent performance lead us to continue to expect 3-5% organic revenue growth and double-digit percentage earnings growth in the year 2005.”

The company has scheduled a conference call with investors for 11am EDT Tuesday, October 19, 2004 to discuss the information in this release. The call is accessible by telephone at (800) 267-8424 and via the Internet at www.stanleyworks.com by selecting “Investor Relations”. A replay will also be available two hours after the call and can be accessed at 800-642-1687 by entering the conference identification number 1380385.

Prior-year reported earnings within this release were supplemented with related amounts and percentages that excluded restructuring costs, impairment charges and other exit costs. Management believes these supplemental financial measures provide useful information by removing the effect of variances in reported results that, at that time, were not indicative of fundamental changes in the company’s earnings capacity. Full reconciliations with reported amounts are included on pages 11-12.

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The Stanley Works, an S&P 500 company, is a worldwide supplier of consumer products, industrial tools and security solutions for professional, industrial and consumer use. More information about The Stanley Works can be found at http://www.stanleyworks.com.

Contact:	Gerry Gould, V. P. — Investor Relations (860) 827-3833 or ggould@stanleyworks.com

The Stanley Works corporate press releases are available on the company’s Internet web site at http://www.stanleyworks.com.

CAUTIONARY STATEMENTS
Under the Private Securities Litigation Reform Act of 1995

Statements in the company’s press releases attached to this Current Report on Form 8-K including but not limited to those regarding the company’s ability to (i) achieve its deleveraging goals this year and to capitalize on further acquisition opportunities over the longer term; (ii) achieve total sales growth of 10% and organic sales growth, aside from effects of acquisition and divestiture activity, of 1-2% in the fourth quarter of 2004; (iii) achieve full year 2004 total sales growth of approximately 18%, including organic sales growth of approximately 10%; (iv) achieve fourth quarter 2004 earnings from continuing operations of approximately 70 cents per fully diluted share, on a basis excluding charges; (v) limit the effects of commodity inflation to $70-$75 million in the year 2004 and offset 60% thereof with related price increases; (vi) achieve full year 2004 earnings of approximately $2.89 per fully diluted share; (vii) consummate the expected sale of its home décor business and limit the reduction of earnings related thereto and to the outsourcing of its Mac Advantage financing program to approximately 8 cents per fully diluted share annually; (vii) reduce overhead costs, pursue further acquisitions and offset the aforementioned reduction of earnings in 2005; (viii) complete a year highlighted by nearly 20% sales growth, almost 200bp operating margin improvement and 35% earnings growth from continuing operations on a basis excluding charges, an estimated $300 million plus of free cash flow, the successful integrations of three acquisitions and the advancement of its portfolio shift strategy; and (ix) attain 3-5% organic revenue growth and double-digit percentage earnings growth in 2005 are forward looking and inherently subject to risk and uncertainty.

The company’s ability to deliver the results as described above (the “Results”) is based on current expectations and involves inherent risks and uncertainties, including factors listed below and other factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations.

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The company’s ability to deliver the Results is dependent upon (i) the success of the company in identifying, negotiating and closing future acquisitions and integrating its recent (as well as future) acquisitions; (ii) the success of the company’s efforts to raise prices in order to, among other things, offset the impact of steel and other commodity and material price inflation; (iii) the need to respond to significant changes in product demand due to economic and other changes; (iv) continued improvements in productivity and cost reductions; (v) the satisfaction or waiver of the remaining contingencies under the aforementioned agreement to sell its home décor business including but not limited to purchaser financing, customary clearances and consents from third parties and regulators and the finalization of customary documentation to permit the sales of the business’ assets in France, Italy and other non-U.S. jurisdictions; and (vi) the identification of overhead cost reduction opportunities and effective execution of the same.

The company’s ability to deliver the Results is also dependent upon (i) the continued success of the company’s marketing and sales efforts, including the company’s ability to recruit and retain an adequate sales force; (ii) the continued success of The Home Depot, Lowe’s and Wal-Mart sales initiatives as well as other programs to stimulate demand for company products; (iii) the success of recruiting programs and other efforts to maintain or expand overall Mac Tools truck count versus prior years; (iv) the ability of the company to fulfill increasing demand for its products; (v) the ability to continue successfully managing and defending claims and litigation; and (vi) the absence or mitigation of increased pricing pressures from customers and competitors and the ability to defend market share in the face of price competition.

The company’s ability to achieve the Results will also be affected by external factors. These external factors will include pricing pressure and other changes within competitive markets, the continued consolidation of customers in consumer channels, inventory management pressures on the company’s customers, increasing competition, changes in trade, monetary, tax and fiscal policies and laws, inflation, currency exchange fluctuations, the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the company’s debt program, the strength of the U.S. Economy and the impact of events that cause or may cause disruption in the company’s distribution and sales networks such as war, terrorist activities, political unrest and recessionary or expansive trends in the economies of the world in which the company operates.

The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.